FUNDTECH LTD.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)

                                                                                   DECEMBER 31
                                                                    ------------------------------------------
                                                                          1998                     1999
                                                                    ------------------       -----------------



    ASSETS

CURRENT ASSETS:

  Cash and cash equivalents                                                $ 13,019               $   41,493
  Marketable securities (Note 3)                                                  -                   41,023
  Inventories                                                                     -                       91
  Trade receivables (net of allowance - $ 301 in 1998
    and $ 310 in 1999) (Note 4)                                              12,040                   11,753
  Other receivables and prepaid expenses (Note 5)                               579                    1,777
                                                                    ------------------       -----------------

  Total current assets                                                       25,638                   96,137
                                                                    ------------------       -----------------

SEVERANCE PAY FUND (Note 9)                                                     113                      233
                                                                    ------------------       -----------------

LONG-TERM TRADE RECEIVABLES (Note 6)                                            244                    1,033
                                                                    ------------------
                                                                                             -----------------

FIXED ASSETS, NET (Note 7)                                                    3,759                    7,941
                                                                    ------------------       -----------------

OTHER ASSETS (NET OF AMORTIZATION OF $ 153 IN 1998 AND
$ 1,428 IN 1999)                                                              2,963                   19,798
                                                                    ------------------       -----------------

                                                                           $ 32,717               $  125,142
                                                                    ==================       =================



The accompanying notes are an integral part of the consolidated financial statements.

                                                                   FUNDTECH LTD.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)

                                                                                           DECEMBER 31,
                                                                              ---------------------------------------
                                                                                    1998                 1999
                                                                              -----------------     ----------------

    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Deferred revenues                                                               $   3,933             $     991
  Trade payables                                                                      1,386                 1,528
  Other payables and accrued expenses (Note 8)                                        2,179                 3,602
                                                                              -----------------     ----------------

                                                                                      7,498                 6,121
                                                                              -----------------     ----------------
LONG-TERM LIABILITIES:
  Other liabilities                                                                      36                     -
  Deferred taxes                                                                          -                   149
  Accrued severance pay (Note 9)                                                        135                   278
                                                                              -----------------     ----------------

Total long-term liabilities                                                             171                   427
                                                                              -----------------     ----------------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 10)

SHAREHOLDERS' EQUITY: (Note 11)
Share capital -
  Ordinary Shares:
    Authorized: 19,949,998 of NIS 0.01 par value;
    Issued and outstanding: 10,791,952 as of December 31, 1998 and
     13,951,582 as of December 31, 1999                                                  34                    42
  Deferred Shares:
    Authorized, issued and outstanding:
     50,002 of NIS 0.01 par value as of December 31, 1998
     and 1999                                                                             -                     -
Additional paid-in capital                                                           41,664               137,997
Deferred compensation                                                                  (219)                 (147)
Accumulated other comprehensive loss                                                      -                (1,156)
Accumulated deficit                                                                 (16,431)              (18,142)
                                                                              -----------------     ----------------

Total shareholders' equity                                                           25,048               118,594
                                                                              -----------------     ----------------

                                                                                   $ 32,717             $ 125,142
                                                                              =================     ================



The accompanying notes are an integral part of the consolidated financial statements.

                                                                   FUNDTECH LTD.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------------------------------------
                                                                         1997                   1998                   1999
                                                                  --------------------    ------------------    -------------------
       Revenues:
         Software licenses fees                                          $  4,997                $ 14,007             $  17,667
         Maintenance and service fees                                       2,313                   7,116                12,531
         Hardware sales                                                       709                   2,009                 1,493
                                                                  --------------------    ------------------    -------------------

       Total revenues                                                       8,019                  23,132                31,691
                                                                  --------------------    ------------------    -------------------

       Cost of revenues:
         Software license costs                                               334                     238                   559
         Maintenance and service costs                                      1,086                   4,549                 8,051
         Hardware costs                                                       646                   1,631                 1,132
                                                                  --------------------    ------------------    -------------------

       Total cost of revenues                                               2,066                   6,418                 9,742
                                                                  --------------------    ------------------    -------------------

       Gross profit                                                         5,953                  16,714                21,949
                                                                  --------------------    ------------------    -------------------

       Operating expenses:
         Software development, net                                          2,468                   6,636                12,880
         Selling and marketing, net                                         1,750                   2,970                 6,464
         General and administrative                                         1,289                   2,471                 5,270
         In-process research and development write-off  (Note 1b)               -                  16,600                 2,802
                                                                  --------------------    ------------------    -------------------

       Total operating expenses                                             5,507                  28,677                27,416
                                                                  --------------------    ------------------    -------------------

       Operating income (loss)                                                446                 (11,963)               (5,467)
       Financial income, net (Note 14c)                                       190                     571                 3,756
                                                                  --------------------    ------------------    -------------------

       Net income (loss)                                                $     636               $ (11,392)            $  (1,711)
                                                                  ====================    ==================    ===================

       Basic earnings (loss) per share                                  $    0.22             $     (1.12)           $    (0.13)
                                                                  ====================    ==================    ===================

       Diluted earnings (loss) per share                                 $   0.08              $    (1.12)           $    (0.13)
                                                                  ====================    ==================    ===================



The accompanying notes are an integral part of the consolidated financial statements.

                                                                   FUNDTECH LTD.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)

                                           PREFERRED SHARES            ORDINARY SHARES          DEFERRED SHARES       ADDITIONAL
                                           ----------------            ---------------          ---------------        PAID-IN
                                         SHARES        AMOUNT        SHARES        AMOUNT      SHARES      AMOUNT      CAPITAL
                                         ------        ------        ------        ------      ------      ------      -------
Balance as of January 1, 1997         3,662,769     $      8      2,924,997     $       7      50,002   $      -    $    7,135
Issuance of Preferred "D" Shares
net of issuance costs                 1,389,752            2              -              -          -           -        5,287
Conversion of Ordinary Shares  to
Preferred "D" Shares                    150,000            -       (150,000)             -          -           -            -
Deferred compensation related to
grant options                                 -            -              -              -          -           -          201
Amortization of deferred                      -            -              -              -          -           -            -
compensation
Net income                                    -            -              -              -          -           -            -
                                      ---------    ---------      ---------      ---------  ---------   ---------    ---------
Balance as of
  December 31, 1997                   5,202,521           10      2,774,997              7     50,002           -       12,623
Stock dividend                                -            -              -              8          -           -           (8)
Exercise of stock options, net                -            -         42,325           *) -          -           -          159
Exercise of warrants, net                     -            -        184,609              1          -           -          130
Conversion of Preferred Shares
into Ordinary Shares                 (5,202,521)         (10)     5,202,521             10          -           -            -
Issuance of Ordinary Shares, net              -            -      2,587,500              8          -           -       28,667
Deferred compensation related to
grant options                                 -            -              -              -          -           -           93
Amortization of deferred                      -            -              -              -          -           -            -
compensation
Net loss                                      -            -              -              -          -           -            -
                                      ---------    ---------      ---------      ---------  ---------   ---------    ---------

Balance as of December 31, 1998               -            -     10,791,952             34     50,002           -       41,664
  Foreign currency translation
    adjustment                                -            -              -              -         -            -            -
  Unrealized loss from securities             -            -              -              -         -            -            -
  Other comprehensive loss                    -            -              -              -         -            -            -
Exercise of stock options, net                -            -        118,546       *)     -         -            -          530
Exercise of warrants                          -            -         35,763       *)     -         -            -          427
Issuance of Ordinary Shares, net              -            -      3,005,321              8         -            -       95,376
Amortization of deferred
   compensation                               -            -              -              -         -            -            -
Net loss                                      -            -              -              -         -            -            -
                                      ---------    ---------      ---------      --------- ---------    ---------    ---------

Total comprehensive loss
Balance as of                                 -       $    -     13,951,582       $     42    50,002    $       -   $  137,997
  December 31, 1999                   =========    =========     ==========      ========= =========    =========    =========
*)         Less than $ 1.
The accompanying notes are an integral part of the consolidated financial statements.


Table continued...



                                                        ACCUMULATED
                                                           OTHER                                TOTAL             TOTAL
                                       DEFERRED        COMPREHENSIVE      ACCUMULATED       COMPREHENSIVE     SHAREHOLDERS'
                                     COMPENSATION          LOSS             DEFICIT             LOSS              EQUITY
                                       -----------       -----------     -----------          -----------        ----------
Balance as of January 1, 1997         $         -        $        -     $    (5,675)                   -         $    1,475
Issuance of Preferred "D" Shares
net of issuance costs                           -                 -                -                    -             5,289
Conversion of Ordinary Shares  to
Preferred "D" Shares                            -                 -                -                    -                 -
Deferred compensation related to
grant options                                (201)                -                                     -                 -
Amortization of deferred                        4                 -                -                    -                 4
compensation
Net income                                      -                 -              636                    -               636
                                       -----------       -----------     -----------          -----------        ----------
Balance as of
  December 31, 1997                          (197)                -           (5,039)                   -             7,404
Stock dividend                                  -                 -                -                    -                 -
Exercise of stock options, net                  -                 -                -                    -               159
Exercise of warrants, net                       -                 -                -                    -               131
Conversion of Preferred Shares
into Ordinary Shares                            -                 -                -                    -                 -
Issuance of Ordinary Shares, net                -                 -                -                    -            28,675
Deferred compensation related to
grant options                                 (93)                -                -                    -                 -
Amortization of deferred                       71                 -                -                    -                71
compensation
Net loss                                        -                 -          (11,392)                   -          (11,392)
                                       -----------       -----------     -----------          -----------        ----------

Balance as of December 31, 1998              (219)                -          (16,431)                   -            25,048
  Foreign currency translation
    adjustment                                  -           (450)                  -              (450)                (450)
  Unrealized loss from securities               -           (706)                  -              (706)                (706)
                                                                                              -----------
  Other comprehensive loss                      -              -                   -            (1,156)
                                                                                              -----------
Exercise of stock options, net                  -              -                   -                 -                  530
Exercise of warrants                            -              -                   -                 -                  427
Issuance of Ordinary Shares, net                -              -                   -                 -               95,384
Amortization of deferred
   compensation                                72              -                   -                 -                   72
Net loss                                        -              -              (1,711)           (1,711)              (1,711)
                                       -----------       -----------     -----------          -----------        ----------

Total comprehensive loss                                                                      $ (2,867)
Balance as of                               $ (147)     $  (1,156)         $ (18,142)         ===========        $  118,594
  December 31, 1999                    ===========      ===========      ===========                             ===========
*)         Less than $ 1.
The accompanying notes are an integral part of the consolidated financial statements.

                                                                   FUNDTECH LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)

                                                                                        YEAR ENDED
                                                                                       DECEMBER 31,
                                                        ---------------------------------------------------------------------------
                                                                1997                      1998                       1999
                                                        ---------------------     ---------------------     -----------------------
Cash flows from operating activities:

  Net income (loss)                                              $  636                 $ (11,392)               $   (1,711)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in) operating
      activities:
     Depreciation and amortization                                  155                       529                     3,179
     In-process research and development
       write-off                                                      -                    16,600                     2,802
     Amortization of deferred compensation                            4                        71                        72
     Proceeds from sale of trading securities                         -                         -                     1,176
     Decrease (increase) in trade receivables and
       unbilled receivables                                      (1,989)                   (5,008)                      146
     Decrease (increase) in other receivables and
       prepaid expenses                                            (498)                      120                      (720)
     Increase in trade payables                                     324                       615                        27
     Increase (decrease) in other payables and
       accrued expenses                                             316                       645                    (5,970)
     Others                                                          (4)                        -                         4
                                                        ---------------------     ---------------------     -----------------------

Net cash provided by (used in) operating
  activities                                                     (1,056)                    2,180                      (995)
                                                        ---------------------     ---------------------     -----------------------

Cash flows from investing activities:

  Acquisitions (a)                                                    -                   (18,824)                  (17,040)
  Purchase of available for sale securities                           -                         -                   (41,729)
  Investment in short-term bank deposits                         (6,460)                        -                         -
  Proceeds from short-term bank deposits                          4,975                     2,694                         -
  Purchase of fixed assets                                         (574)                   (3,069)                   (5,156)
  Proceeds from sale of fixed assets                                 13                        12                         7
                                                        ---------------------     ---------------------     -----------------------

Net cash used in investing activities                            (2,046)                  (19,187)                  (63,918)
                                                        ---------------------     ---------------------     -----------------------



The accompanying notes are an integral part of the consolidated financial statements.

                                                                   FUNDTECH LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)

                                                                                           YEAR ENDED
                                                                                          DECEMBER 31,
                                                                   ------------------------------------------------------------
                                                                        1997                 1998                  1999
                                                                   ----------------     ----------------     ------------------
          Cash flows from financing activities:

            Proceeds from issuance of share capital and exercise of
              stock options and warrants, net of expenses                    5,289               28,965               93,387
            Short-term bank credit, net                                       (705)                (250)                   -
            Principal payment of long-term loan to a related party               -                 (242)                   -
            Principal payment of long-term loans                               (14)                 (20)                   -
                                                                   ----------------     ----------------     ------------------

          Net cash provided by financing activities                          4,570               28,453               93,387
                                                                   ----------------     ----------------     ------------------

          Increase in cash and cash equivalents                              1,468               11,446               28,474
          Cash and cash equivalents at the beginning of the year               105                1,573               13,019
                                                                   ----------------     ----------------     ------------------

          Cash and cash equivalents at the end of the year               $   1,573             $ 13,019             $ 41,493
                                                                   ================     ================     ==================

          Supplemental disclosure of cash flows activities:

          Cash paid during the period for:
            Interest                                                    $       24          $        16          $        27
                                                                   ================     ================     ==================

          Non-cash transaction:
            Unrealized losses on available for sale securities         $         -         $          -           $      706
                                                                   ================     ================     ==================


(a)       Payment for acquisitions: (see Note 1b):

          Estimated fair value of assets acquired and liabilities assumed:

            Issuance of share capital                                                    $             -          $    (2,954)
            Working capital deficiency                                                            (1,133)              (2,171)
            Fixed assets                                                                             241                1,001
            Goodwill                                                                               3,116               18,511
            In-process research and development                                                   16,600                2,802
            Deferred taxes                                                                             -                 (149)
                                                                                         ----------------     ------------------

                                                                                              $   18,824            $  17,040
                                                                                         ================     ==================


The accompanying notes are an integral part of the consolidated financial statements.

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)

NOTE 1:- GENERAL

         a. Fundtech Ltd. ("the Company") was incorporated in Israel in April 1993, and commenced operations approximately at that time. In 1995, Fundtech Corporation ("Fundtech Corp."), a wholly-owned U.S. subsidiary of the Company was incorporated in the U.S.A and commenced operations at that time.

                  On December 29, 1998 the Company established a wholly-owned subsidiary in England ("Fundtech England"). This subsidiary commenced its operations on January 6, 1999.

                  On July 26, 1999, the Company established a wholly-owned subsidiary in the Netherlands under the name Fundtech Netherlands BV ("BV").

                  On September 30, 1999, the Company established, through Fundtech Corp., a wholly-owned U.S. subsidiary which is incorporated in the State of Texas under the name FCMS, LLC.

                  On November 26, 1999, the Company established a wholly-owned subsidiary in Australia under the name Fundtech Australia PTY Limited ("Fundtech Australia") This subsidiary will commence operation in the year 2000.

                  The Company and its subsidiaries design, develop, market and support a suite of mission critical client/server software and internet software which automate the process of transferring funds among corporations, banks and clearance systems and enable businesses to manage global cash positions efficiently and in real time.

                  As to principal markets and customers, see Note 14.

         b.       Acquisitions:

                  1) In April 1998, the Company through a wholly-owned subsidiary ("Fundtech Corp.") acquired from CheckFree Holdings Corporation ("CheckFree") assets and liabilities of certain businesses ("the acquired businesses") engaged primarily in the design and development of cash management software products and the development and sale of wire transfer products ("the Acquisition").

                           The Company paid $ 18,824 for the acquired businesses.

                           The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill, which is amortized by the straight-line method over 10 years. The Company recorded an expense in the amount of $ 16,600 which represents the estimated value of the software acquired from CheckFree for which technological feasibility has not yet been established and for which no alternative future use exists ("in-process research and development").

                           Checkfree's financial statements are consolidated with those of the Company commencing with the second quarter of 1998.

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)


                           The estimated fair value of the assets and liabilities acquired are summarized as follows:

                           Working capital deficiency            $ (1,133)
                           Fixed assets                               241
                           In-process research and development     16,600
                           Goodwill                                 3,116
                                                                 --------

                                                                 $ 18,824
                                                                 ========

                  2) In June 1999, the Company acquired through its wholly-owned subsidiary (BV) all the shares of Biveroni Batchelet Partners AG ("BBP"), a Swiss corporation in the field of electronic payment solutions, for an aggregate purchase price of approximately $ 13,963, of which $ 11,009 was paid in cash and $ 2,954 in stock (105,315 Ordinary Shares). The acquisition has been accounted for by the purchase method of accounting and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the fair value at the date of acquisition.

                           The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill which is amortized by the straight-line method over an average of eight and a half years.

                           The Company recorded an expense in the amount of $ 2,802 which represents the estimated value of the software acquired for which technological feasibility has not yet been established and for which no alternative future use exists ("in process research and development")

                           BBP's financial statements are consolidated with those of the Company commencing with the second quarter of 1999.

                           The estimated fair value of the assets and liabilities acquired are summarized as follows:

                           Working capital deficiency            $   (578)
                           Deferred taxes                            (149)
                           Fixed assets                               701
                           In process research and development      2,802
                           Technology                               3,390
                           Goodwill                                 7,797
                                                                 --------

                                                                 $ 13,963
                                                                 ========

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)


                  3) On September 30, 1999, the Company acquired through a wholly-owned subsidiary (FCMS, LLC) certain assets and certain liabilities of Sterling, a U.S. company, for an aggregate purchase price of approximately
                           $ 6,982.

                           The acquisition has been accounted for by the purchase method of accounting, and accordingly the purchase price has been allocated to the assets acquired and the liabilities assumed based on the fair value at the date of acquisition. The excess of the purchase price over the estimated fair value of net assets acquired has been recorded as goodwill which is being amortized by the straight-line method over an average of 9.2-year period.

                           Sterling's financial statements are consolidated with those of the Company commencing with the last quarter of 1999.

                           The following is a summary of the assets acquired:

                           Working capital deficiency   $  (642)
                           Fixed assets                     300
                           Technology                     1,100
                           Goodwill                       6,224
                                                        -------

                                                        $ 6,982
                                                        =======

                  c. The following represents the unaudited pro forma results of operations assuming the 1999 acquisitions occurred on January 1,1998, and the 1998 acquisitions occurred on January 1, 1997, excluding the write-off of the acquired in-process research and development.

Statement of operations data:
                                                       DECEMBER 31,
                                       ----------------------------------------
                                              1997         1998         1999
                                       -------------   -----------   ----------

Revenues                               $      16,718   $    33,002   $   37,957
                                       =============   ===========   ==========

Net income (loss)                      $          31   $     3,642  $      (696)
                                       =============   ===========   ==========

Basic net income (loss) per
  share                                $        0.01   $      0.34   $    (0.05)
                                       =============   ===========   ==========

Diluted net income (loss) per
  share                                $        0.01   $      0.31   $    (0.05)
                                       =============   ===========   ==========

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

         a.       Use of estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         b.       Financial statements:

                  1.       Financial statements in U.S. dollars:

                           The functional currency of the Company and most of its subsidiaries is the U.S. dollar, which is the primary currency of the economic environment in which the operations of the Company and most of its subsidiaries are conducted.

                           Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in Statement No. 52 of the Financial Accounting Standards Board and resulting gains and losses are included in financial income (expenses).

                  2.       Foreign currency translation:

                           The financial statements of certain subsidiaries, whose functional currency is not the U.S. dollar, have been translated into U.S. dollars, in accordance with FASB Statement No. 52, "Foreign Currency Translation". All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate of the year. The resulting aggregate translation adjustments are reported as a component of other comprehensive income.

                  c.       Principles of consolidation:

                           The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                  d.       Cash equivalents:

                           Cash equivalents are short-term, highly liquid investments that are readily convertible to cash, with maturities of three months or less when purchased.

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)


                  e.       Short-term bank deposits:

                           Bank deposits with maturities of more than three months but less than one year, are included in short-term deposits. The short-term deposits are presented at cost, including accrued interest.

                  f.       Marketable securities:

                           The Company accounts for its investments using Statement of Financial Accounting Standard Board No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115").

                           Management determines the proper classifications of investments in obligations with fixed maturities and marketable equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. At December 31, 1999, all securities covered by SFAS No. 115 were designated as available-for-sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses reported in a separate component of accumulated other comprehensive loss. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the consolidated statement of operations.

                           The Company's trading securities are carried at their fair value based upon the quoted market price of those investments. Net realized and unrealized gains and losses on these securities are included in the statements of operations.

                  g.       Allowance for doubtful accounts:

                           The allowance for doubtful accounts is determined with respect to specific debts that are doubtful of collection.

                  h.       Long-term trade receivables:

                           Long-term receivables are recorded at estimated present values determined based on current rates of interest and reported at the net amounts in the accompanying financial statements. Imputed interest is recognized, using the effective interest method as a component of interest income in the accompanying statements.

                  i.       Fixed assets:

                           Fixed assets are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets:

                                                                      %
                                                               ----------------

                           Office furniture and equipment           6 - 15
                           Computers and software                  20 - 33
                           Motor vehicles                             15

                           Leasehold improvements are depreciated over the related lease periods.

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)



                  j.       Other assets:

                           Other assets are stated at amortized cost.
                           Amortization is calculated using the straight-line method over the estimated useful lives at the following annual rate:

                                                                     %
                                                             -----------------

                           Goodwill                               10 - 12
                           Technology                                20

                  k.       Deferred taxes:

                           The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes". This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

                  l.       Revenue recognition:

                           The Company and its subsidiaries generate revenues from licensing the rights to use its software products directly to end-users and indirectly through sub-license fees from resellers. The Company and its subsidiaries also generate revenues from sales of professional services, including consulting, implementation, training and maintenance.

                           Revenues from software license agreements are recognized when all criteria outlined in Statement Of Position (SOP) 97-2 "Software Revenue Recognition" (as amended by SOP 98-4) are met. That includes evidence of an arrangement; delivery; fixed or determinable fees; and collectibility

                           SOP 97-2 specifies that extended payment terms in a software licensing arrangement may indicate that the software license fees are not deemed to be fixed or determinable. In addition, if payment of a significant portion of the software license fees is not due until more than twelve months after delivery, the software license fees should be presumed not to be fixed or determinable, and thus should be recognized as the payments become due. However, SOP 97-2 specifies that if the Company has a standard business practice of using extended payment terms in software licensing arrangements and has a history of successfully collecting the software license fees under the original terms of the software licensing arrangement without making concessions, the Company can overcome the presumption that the software license fees are not fixed or determinable. If the presumption is overcome, the Company should recognize the software license fees when all other SOP 97-2 revenue recognition criteria are met.

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)



                           The Company has concluded that for certain software arrangements with extended payment terms, the "fixed or determinable" presumption has been overcome and software license fees have been recognized upon meeting the remaining SOP 97-2 revenue recognition criteria. The present value of such software license fees recognized in fiscal year 1999 totaled approximately $1,700.


                           Revenues from software licenses that require significant customization, integration and installation are recognized using contract accounting by the percentage of completion method, based on the relationship of actual costs incurred to total estimated costs.

                           Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are first determined, in the amount of the estimated loss on the entire contract.

                           Revenues from maintenance and services are recognized over the life of the maintenance agreement or at the time that services are rendered.

                           Revenues from hardware sales are recognized upon shipment.

                           Deferred revenues include unearned amounts received under maintenance and support contracts and amounts billed to customers but not recognized as revenues.

                           In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The company believes that the effect of the final adoption of SOP 98-9 on its financial condition or results of operations would be insignificant.

                  m.       Severance pay:

                           The Company's liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The Company's liability for all of its employees, is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual.

                           The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)



                  n.       Software development:

                           Software development costs incurred in the process of developing product improvements or new products, are charged to expenses as incurred, net of participation of the Office of the Chief Scientist.

                           SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

                           Based on the Company and its subsidiaries product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company and its subsidiaries between completion of the working model and the point at which the product is ready for general release have been insignificant. Therefore, all research and development costs have been expensed.

                  o.       Concentration of credit risks:

                           SFAS No.105, "Disclosure of Information About Financial Instruments with Off-Balance-sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company and its subsidiaries have no significant off-balance sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

                           Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash equivalents, marketable securities, accounts receivable and long-term receivables. The Company's cash and cash equivalents are invested mainly in deposits with major banks in Israel, Europe and in the United States. Marketable securities are invested in major investment banks in the United States. Management believes that the financial institutions holding the Company and its subsidiaries investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments. Provisions for bad debts in the years ended December 31, 1998 and 1999 were $ 301 and $ 310, respectively. The Company and its subsidiaries generally do not require collateral; however, in certain circumstances, the Company and its subsidiaries may require letters of credit, other collateral or additional guarantees. The Company and its subsidiaries perform ongoing credit evaluations of its customers and to date has not experienced any material losses.

                  p.       Basic and diluted earnings (loss) per share:

                           Basic net loss per share is computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted net loss per share is computed based on the weighted average number of Ordinary shares outstanding during each year, plus dilutive potential Ordinary shares considered outstanding during the year, in accordance with FASB Statement No. 128, "Earnings Per Share".

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)


                           All outstanding stock options, and warrants have been excluded from the calculation of the diluted net loss per Ordinary share for the years ended December 31, 1998 and 1999 because these securities are anti-dilutive for those periods. The total numbers of shares related to the outstanding options and warrants excluded from the calculations of diluted net loss per share were 1,141,722 and 1,355,421 for the years ended December 31, 1998 and 1999, respectively. (See Note 12).

                  q.       Accounting for stock-based compensation:

                           The Company has elected to follow Accounting
                           Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its employee stock options plans. Under APB 25, when the exercise price of the Company's employee stock options equals or is above the market price of the underlying stock on the date of grant, no compensation expense is recognized. The pro forma information with respect to the fair value of options granted is provided in accordance with the provisions of Statement No. 123 Accounting for Stock-Based compensation ("SFAS No 123") (see Note 11d).

                           In accounting for options granted to persons other than employees and directors, the provisions of SFAS 123 were applied.

                  r.       Fair value of financial instruments:

                           The following methods and assumptions were used by the Company and its subsidiaries in estimating their fair value disclosures for financial instruments:

                           Cash and cash equivalents - The carrying amounts of these items approximate their fair value due to the short-term maturity of such instruments.

                           Marketable securities are based on quoted market price.

                           The fair value of long-term receivables is estimated by discounting the future cash flows using the current rates of which similar credits would be made to customers with similar credit ratings and for the same remaining maturities. The carrying amount of long-term receivables approximates their fair value since the interest rate which was used in order to discount future cash flows remained unchanged.

                  s.       Impact of recently issued accounting standards:

                           In June 1998, the Financial Accounting Standards Board issued SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively.

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)


                           The Company does not expect that this new Statement will have any material impact on the Company and its subsidiaries consolidated balance sheets or results of operations.

NOTE 3:- MARKETABLE SECURITIES

                                            DECEMBER 31,
                                      ----------------------
                                          1998        1999
                                      -----------   --------

            Cost                      $         -   $ 41,729
            Gross unrealized losses             -       (706)
                                      -----------   --------

            Fair value                $         -   $ 41,023
                                      ===========   ========

            All marketable securities are mutual funds issued by an investment bank in the U.S.

            The Company did not realize losses on sales of available-for-sale securities in 1999. The net adjustment to unrealized holding losses on available-for-sale securities included as a separate component of other comprehensive income totaled $ 706 in 1999.

            During 1999, one of the subsidiaries sold trading securities in the amount of $ 1,176. The total loss from these securities amounted to $ 19 and was charged to expenses. As of December 31, 1999 the Company and its subsidiaries do not hold any trading securities.

NOTE 4: - TRADE RECEIVABLE

                                                                  DECEMBER 31,
                                                               -----------------
                                                                1998      1999
                                                               -------   -------

           Account receivable                                  $ 7,244   $ 4,416
           Unbilled receivable                                   4,796     7,337
                                                               -------   -------

                                                               $12,040   $11,753
                                                               =======   =======

NOTE 5: - OTHER RECEIVABLES AND PREPAID EXPENSES

            Prepaid expenses                                   $   249   $   852
            Accrued income                                         224       488
            Employees                                               34       151
            Government authorities                                  42       103
            Other                                                   30       183
                                                               -------   -------

                                                               $   579   $ 1,777
                                                               =======   =======

NOTE 6:- LONG-TERM TRADE RECEIVABLES
               Maturity dates - long-term trade receivables:
                 First year (current maturities)               $   189   $   642
                 Second year                                       131       529
                 Third year                                         75       260
                 Fourth year                                        26       117
                 Fifth year                                         12       127
                                                               -------   -------
                                                                   433     1,675
               Less - current maturities                           189       642
                                                               -------   -------

                                                               $   244   $ 1,033
                                                               =======   =======

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)


NOTE 7:- FIXED ASSETS

                                                           DECEMBER 31,
                                                        -----------------
                                                          1998      1999
                                                        -------   -------

Cost:
  Office furniture and equipment                        $   798   $ 1,804
  Computers and software                                  3,494     9,178
  Motor vehicles                                            156       235
  Leasehold improvements                                     16       226
                                                        -------   -------

                                                          4,464    11,443
                                                        -------   -------
Accumulated depreciation:
  Office furniture and equipment                            106       402
  Computers and software                                    567     3,025
  Motor vehicles                                             20        48
  Leasehold improvements                                     12        27
                                                        -------   -------

                                                            705     3,502
                                                        -------   -------

Depreciated cost                                        $ 3,759   $ 7,941
                                                        =======   =======

Depreciation expenses for the years ended December 31, 1997, 1998 and 1999 are $ 155, $ 337 and $ 1,905, respectively


NOTE 8:- OTHER PAYABLES AND ACCRUED EXPENSES

Employees and payroll accruals                          $   514   $ 1,825
Accrued expenses                                          1,365     1,300
Deferred taxes                                               --        61
Office of the Chief Scientist and the Fund for the
  Encouragement of Marketing Activities (see Note 10)       214       140
Others                                                       86       276
                                                        -------   -------

                                                        $ 2,179   $ 3,602
                                                        =======   =======

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)


NOTE 9:- ACCRUED SEVERANCE PAY, NET

         Under Israeli law, the liability for severance pay to Israeli employees is calculated based upon the employees' most recent monthly salary multiplied by the period of employment.

         The Company's liability for severance pay, pursuant to Israel law, is fully provided by an accrual. Part of the liability is funded through insurance policies. The cash value of these policies is recorded as an asset in the Company's balance sheets.

         Severance expenses for the years ended December 31, 1997, 1998 and 1999 amounted to approximately $ 37, $104 and $ 143, respectively.


NOTE 10: - COMMITMENTS AND CONTINGENT LIABILITIES

         a. The Company participated in programs sponsored by the Israeli Government for the support of research and development activities. From the date of establishment, the Company had obtained grants from the Office of the Chief Scientist in the Israeli Ministry of Industry and Trade ("the OCS") aggregating to $ 1,115 for certain of the Company's software development projects. The Company is obligated to pay royalties to the OCS, amounting to 3%-5% of the sales of the products and other related revenues generated from such projects, up to an amount equal to 100% - 150% of the grants received. No grant was obtained in 1999.

                  Through December 31, 1999, the Company has paid or accrued royalties to the OCS in the amount of $ 744. As of December 31, 1999, the aggregate contingent liability to the OCS was $ 543.

         b. The Israeli Government, through the Fund for the Encouragement of Marketing Activities, awarded the Company grants for participation in expenses for overseas marketing.

                  The Company received an accumulated amount of grants of $ 433 for the years up to and including 1999.

                  The Company is committed to pay royalties at the rate of 3% of the increase in export sales, up to the amount of $ 178 as of December 31, 1999.

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS)



         c. On October 22, 1999, an investor filed a class action against the Company in the United States District Court for the District of New Jersey, alleging violation of section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making statements at an analysts conference before the opening of the market on October 6, 1999, that did not reveal that later that day the Company would announce an earnings decrease.

                  Plaintiff purports to represent a class action consisting of persons and entities who purchased or acquired Ordinary shares of the Company on October 6, 1999.

                  At this point, management and the Company's legal counsel are of the opinion that the, likely outcome of this litigation can not be assessed. However, the Company believes that the claim is without merit and it intends to vigorously contest the lawsuit

         d. The Company leases its facilities under various operating lease agreements, which expire on various dates, the latest of which is in 2004. The minimum lease commitments under non-cancelable operating leases are as follows:

                        YEAR ENDED
                       DECEMBER  31,
                  -----------------------

                           2000                          $  1,005
                           2001                               923
                           2002                               718
                           2003                               541
                           2004                               530
                                                    -----------------

                                                          $ 3,717
                                                    =================

                  Total rent expenses for the years ended December 31, 1997, 1998 and 1999, were approximately $ 193, $ 605 and $ 1,056, respectively.

NOTE 11:- SHARE CAPITAL

         a.       General:

                  The Ordinary shares of the Company are traded on the Nasdaq National Market.

                  On June 1, 1999, the Company acquired Biveroni Batschelet Partners AG, for the consideration stated in Note 1b. As part of the acquisitions, the Company issued 105,315 Ordinary shares.

                  On April 30, 1999, 2,900,000 Ordinary shares were issued in consideration of approximately $ 92.4 thousands, net of expenses in a second Public Offering.

                  In March 1998, 2,587,500 Ordinary shares were issued in consideration of approximately $ 29 thousands, net of expenses in an Initial Public Offering ("IPO").

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


         b.       Composition of share capital:

                                         AUTHORIZED      ISSUED AND OUTSTANDING
                                         ----------      ----------------------
                                        DECEMBER 31,           DECEMBER 31,
                                        ------------           ------------
                                      1998       1999        1998        1999
                                  ----------  ----------  ----------  ----------
                                                 NUMBER OF SHARES
                                  ---------------------------------------------
Shares of NIS 0.01 par value:
Ordinary Shares (1)               19,949,998  19,949,998  10,791,952  13,951,582
Deferred Shares (2)                   50,002      50,002      50,002      50,002
                                  ----------  ----------  ----------  ----------
                                  20,000,000  20,000,000  10,841,954  14,001,584
                                  ==========  ==========  ==========  ==========

                  (1) The Ordinary Shares confer upon the holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends, if declared.

                  (2) Deferred Shares are non-transferable and entitle their holders to no voting, dividend or other rights except the right to receive the par value of the shares upon dissolution of the Company.

         c.       Warrants and options:

                  1. The Company's outstanding warrants as of December 31, 1999, are as follows:

                                                                 PRICE PER
                   ISSUANCE DATE              AMOUNT              SHARE          EXPIRATION DATE
                   -------------------   ----------------    ---------------     ---------------
                   August 26, 1997 (a)        40,000              $  13.00       March 13, 2000
                                         ================    ===============


                           a) On August 26, 1997, the Company granted 72,191 warrants to a consultant which were exercisable upon the success of the IPO. The consultant is entitled to purchase, for a period of two years after the IPO, Ordinary Shares of the Company, at an exercise price of $ 13 per share. On February 19, 1999, the consultant exercised 32,191 warrants.

                                    In addition, during 1998, the Company paid this consultant a fee equal to approximately 1% of the gross proceeds of the IPO.

                           b) In 1996, the Company issued 167,859 warrants to a group of investors. Each warrant can be exercised to purchase an Ordinary Share within three years from a date of its issuance at an exercise price of $ 2.57 per warrant. During 1998, 164,287 warrants were exercised. During 1999, the remaining 3,572 warrants were exercised.

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                  2.       Stock options:

                           a. Under the Company's 1996, 1997, 1998 and 1999 Stock Option Plans (the "Plans"), options may be granted to employees and directors of the Company or its subsidiaries.

                           b. Pursuant to the Plans, as of December 31, 1999, an aggregate of 394,033 options of the Company are still available for future grant.

                           c. Each option granted under the Plans to employees expires no later than four to five years from the date of the grant. The options vest primarily over four years. Any options which are canceled or not exercised before expiration become available for future grants.

                                    Options granted to directors are vested over a one year period from their date of grant.

                           d. Each option granted to employees and directors is exercisable to one Ordinary Share at an exercise price of $ 2.33 to $ 24.625.

                           A summary of the Company's share option activity under the Plans is as follows:

                                                          YEAR ENDED DECEMBER 31,
                        ---------------------------------------------------------------------------------------------
                                    1997                           1998                            1999
                        -----------------------------  -----------------------------   ------------------------------
                                          WEIGHTED                       WEIGHTED                        WEIGHTED
                           NUMBER         AVERAGE          NUMBER         AVERAGE         NUMBER          AVERAGE
                             OF           EXERCISE           OF          EXERCISE           OF           EXERCISE
                          OPTIONS          PRICE          OPTIONS          PRICE          OPTIONS          PRICE
                        -------------   -------------   -------------  --------------  --------------  --------------
Outstanding -
beginning of the
  year                        415,128        $   2.33         543,753         $  3.22       1,065,959        $   8.16
Granted                       334,500        $   3.80         624,438         $ 12.29         528,075        $  16.58
Exercised                           -        $      -         (42,325)        $  3.77        (118,546)       $   4.71
Forfeited                    (205,875)       $   2.34         (59,907)        $ 12.55        (120,067)       $  18.36
                        -------------   -------------   -------------  --------------  --------------  --------------
Outstanding - end
  of the year                 543,753        $   3.22       1,065,959         $  8.16       1,355,421        $  10.84
                        =============   =============   =============  ==============  ==============  ==============

Exercisable options           133,689        $   2.54         268,355         $  4.48         451,805        $   7.93
                        =============   =============   =============  ==============  ==============  ==============

The options outstanding as of December 31, 1999 have been separated into ranges of exercise price, as follows:

                                                  OPTIONS           WEIGHTED
                                                OUTSTANDING         AVERAGE         WEIGHTED             OPTIONS         WEIGHTED
                                                   AS OF           REMAINING         AVERAGE           EXERCISABLE        AVERAGE
                             EXERCISE          DECEMBER 31,       CONTRACTUAL       EXERCISE              AS OF          EXERCISE
                              PRICE                1999               LIFE            PRICE         DECEMBER 31, 1999      PRICE
                        -------------------  ------------------  ---------------  --------------   ------------------  ------------
                         $      2.33 - 3.33             358,336              2.3       $    2.90              238,420     $    2.71
                         $       7.33-10.38              45,375              3.0       $    7.47               22,687     $    7.40
                         $      11.50-17.00             822,023              4.2       $   12.72              161,577     $   12.98
                         $      19.25-24.63             129,687              4.3       $   22.02               29,121     $   23.06
                        -------------------  ------------------  ---------------  --------------   ------------------  ------------
                         $       2.33-24.63           1,355,421              3.7       $   10.84              451,805     $    7.93
                        ===================  ==================  ===============  ==============   ==================  ============

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                  On October 20, 1998 the Board of Directors decided to reduce the exercise price of all employee stock options to the current market price, except in the case of options granted to members of the Board of Directors, that were not exercised, canceled or forfeited, that had an original exercise price above $ 11.625.

                  The number of options repriced was 304,500. The original exercise price of these options ranged between $ 13-$ 21.5.

                  Compensation expense for the excess of market value over the exercise price of options at the date of grant totaled $ 294 and is being amortized to income over the vesting period for four years.

                  Under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), pro-forma information regarding net income
                  (loss) and earnings (loss) per share is required for grants issued after December 1994, and has been determined as if the Company had accounted for its employee share options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1998 and 1999: risk-free interest rates of 5.5%, 5.5% and 5.6% respectively dividend yields of 0%, volatility factors of the expected market price of the Company's Ordinary Shares of 0.2, 0.75 and 0.76, respectively, and a weighted-average expected life of four years per option.

                  The weighted average fair values of options granted for the years ended December 31, 1997, 1998 and 1999, were $ 3.61, $ 6.33 and $ 9.90, respectively.

                  The weighted average fair values of options granted at an exercise price less than the market price for the year ended December 31, 1998 was $ 8.20. No options were granted during 1999 at an exercise price less than fair value.

                  Because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing option pricing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                  Pro-forma information under SFAS No. 123 is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------
                                                     1997                1998                1999
                                                ---------------     ---------------     ---------------
 Net income (loss) as reported                         $   636           $ (11,392)          $  (1,711)
                                                ===============     ===============     ===============

 Pro-forma income (loss)                               $   586           $ (11,803)          $  (3,580)
                                                ===============     ===============     ===============
 Pro-forma basic earnings (loss)
 per share                                           $  0.21             $ (1.16)          $   (0.28)
                                                ===============     ===============     ===============
 Pro-forma diluted earnings    (loss)  per
 share                                               $  0.07             $ (1.16)          $   (0.28)
                                                ===============     ===============     ===============

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


         d.       Dividends:

                  In the event that cash dividends are declared in the future, such dividends will be paid in NIS. The Company does not intend to pay cash dividends in the foreseeable future.

                  The Company has decided to permanently reinvest its tax exempt income (see Note 13a).


NOTE 12:- EARNINGS (LOSS) PER SHARE

         The following table sets forth the computation of historical basic and diluted earnings (loss) per share:

                                                                      1997                 1998                   1999
                                                                 ----------------    ------------------     -----------------
 Numerator:
   Net income (loss)                                                    $   636             $ (11,392)           $   (1,711)
                                                                 ================    ==================     =================
   Numerator for basic earnings (loss) per share -
 income (loss) available to Ordinary
     shareholders                                                       $   636             $ (11,392)           $   (1,711)
                                                                 ================    ==================     =================
   Numerator for diluted earnings (loss) per
     share - income (loss) available to Ordinary
 shareholders after assumed conversions                                 $   636             $ (11,392)             $ (1,711)
                                                                 ================    ==================     =================
 Denominator:
 Weighted average
 Ordinary Shares outstanding                                          2,837,497            10,151,033            12,854,999
                                                                 ----------------    ------------------     -----------------
 Denominator:
   Denominator for basic earnings (loss) per
     share - weighted - average shares                                2,837,497            10,151,033            12,854,999
                                                                 ----------------    ------------------     -----------------
   Effect of dilutive securities*) Employee stock
 options                                                                168,660                     -                     -
     Warrants                                                           135,827                     -                     -
     Convertible Preferred Shares                                     4,792,583
                                                                 ----------------    ------------------     -----------------

   Dilutive potential Ordinary Shares                                 5,097,070                     -                     -
                                                                 ----------------    ------------------     -----------------

   Denominator for diluted earnings (loss) per
     share-adjusted weighted-average
      shares and assumed conversions                                  7,934,567            10,151,033            12,854,999
                                                                 ================    ==================     =================


                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 13: - TAXES ON INCOME

         a. Tax benefits under the Law for the Encouragement of Capital Investments, 1959:

                  The Company has been granted in November 1995 the status of an "Approved Enterprise", under the Law for the Encouragement of Capital Investments, 1959 (the "Investment Law") and the Company has elected the alternative benefits program, waiver of grants in return for tax exemptions. Pursuant thereto, the income of the Company derived from the "Approved Enterprise" program is tax-exempt for two years and will enjoy a reduced tax rate of 25% for an eight-year period (subject to an adjustment of 20% based upon the foreign investors' ownership of the Company).

                  The Company completed its investment according to its first program on November 27, 1997. Income derived from this program is tax exempt for two years commencing in 1998 and will enjoy a reduced tax of 25% for an additional eight years (subject to an adjustment of 20% based upon the foreign investors' ownership of the Company).

                  In 1998, the Company received approval for an expansion program of its Approved Enterprise. Accordingly, the Company's income from the expansion program will be tax-exempt for a period of two years and will be subject to a reduced tax rate as mentioned above for an additional period of eight years. The aforementioned benefits are in respect of the taxable income that the Company derives from the expansion program.

                  The period of tax benefits detailed above is subject to limits of 12 years from the year of commencement of production, or 14 years from the date of granting the approval, whichever is earlier.

                  The tax-exempt profits that will be earned by the Company's "Approved Enterprise" can be distributed to shareholders, without tax liability to the Company only upon the complete liquidation of the Company. As of December 31, 1999 retained earnings included approximately $ 4,476 in tax exempt income earned by the Company's "Approved Enterprise". The Company has decided to permanently reinvest its tax exempt income. Accordingly, no deferred income taxes have been provided on income attributable to the Company's "Approved Enterprise". If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company, they would be taxed at the corporate tax rate applicable to such profits as if the Company had not chosen the alternative tax benefits (currently 25% for an "Approved Enterprise").

                  The Investment Law also grants entitlement to claim accelerated depreciation on equipment used by the "Approved Enterprise" during five tax years.

                  Should the Company derive income from sources other than the "Approved Enterprise" during the periods of benefits, such income shall be taxable at the regular corporate tax rate of 36%.

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


         b. Tax benefits under the Israeli Law for the Encouragement of Industry (Taxation), 1969:

                  The Company is an "industrial company" under the Law for the Encouragement of Industry (Taxation), 1969 and, therefore, it is entitled to certain tax benefits, including accelerated rates of depreciation and deduction of public offering expenses.

         c. Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments), 1985:

                  Results for tax purposes are measured in real terms of earnings in NIS after certain adjustments for increases in the CPI. As explained in Note 2b, the financial statements are presented in U.S. dollars. The difference between the annual change in the CPI and in the NIS/dollar exchange rate causes a difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on this difference between the reporting currency and the tax bases of assets and liabilities.

         d.       Net operating losses carryforwards:

                  As of December 31, 1999, the Company had approximately $ 2,400 of Israeli net operating loss carryforwards. The Israeli loss carryforwards have no expiration date. The Company expects that during the period in which these tax losses are utilized, its income would be substantially tax exempt. Accordingly, there will be no tax benefit available from such losses and no deferred income taxes have been included in these financial statements.

                  As of December 31, 1999, Fundtech Corporation had a U.S. federal net operating loss carryforward of approximately $ 14,300 which can be carried forward and offset against taxable income for 10 years and expire in 2009.

         e.       Deferred income taxes:

                  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                                                                              DECEMBER 31
                                                                   ----------------------------------
                                                                       1998                1999
                                                                   --------------     ---------------
 Deferred tax assets:
   U.S. net operating loss carryforwards                           $  1,659               $  5,005
   Other reserve and allowances (including in process,
     research and development write-off $ 5,552 and
     $ 6,107 in 1998 and 1999, respectively)                             5,657               5,273
                                                                   --------------     ---------------

 Total deferred assets                                                   7,316              10,278
 Valuation allowance                                                    (7,316)            (10,278)
                                                                   --------------     ---------------

 Balance at the end of the year                                     $        -         $         -
                                                                   ==============     ===============

 Deferred tax liabilities:
   Deferred tax due to assets acquired and liabilities assumed      $        -            $   (210)
                                                                   ==============     ===============

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                  The U.S. subsidiary has provided valuation allowances in respect of deferred tax assets resulting from tax loss carryforwards and other temporary differences, since it has a history of losses over the past years. Management currently believes that it is more likely than not that the deferred tax regarding the loss carryforwards and other temporary differences will not be realized.

         f.       Income (loss) before taxes on income:

                  Income (loss) before taxes on income consists of the following:

                               1997             1998             1999
                           -----------     -------------    ------------

                  Domestic    $  1,599        $    4,183        $  4,665
                  Foreign         (963)          (15,575)         (6,376)
                           -----------     -------------    ------------

                              $    636         $ (11,392)         (1,711)
                           ===========     =============    ============


NOTE 14: - SELECTED STATEMENTS OF OPERATIONS DATA

         The Company has evaluated its business activities in accordance with the provisions of SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" and determined that its operating segments have similar economic characteristics such as products and services, customers' methods used to distribute products and services, and regulatory environment resulting in their aggregation.

         a.       Summary information about geographical destinations:

                  The Company manages its business on a basis of one reportable segment (see Note 1 for a brief description of the Company's business) and follows the requirements of SFAS 131, "Disclosures About Segments of an Enterprise and Related Information".

                  The total revenues are attributed to geographic information, based on the customers' location.

                             1997                             1998                               1999
                  ----------------------------    -----------------------------    ---------------------------------
                                     LONG-                            LONG-                               LONG-
                     TOTAL           LIVED            TOTAL           LIVED            TOTAL              LIVED
                    REVENUES         ASSETS         REVENUES         ASSETS           REVENUES            ASSETS
                  -------------    -----------     ------------    ------------    ---------------    ---------------
Israel             $    204          $ 189         $      693      $    413        $       495        $       538
U.S.A                 7,471            689             19,190         6,422             23,257             16,273
Australia               332              -                262             -                239                  -
Switzerland               -              -                  -             -              4,156             10,902
Others                   12              -              2,987             -              3,544                 26
                  -------------    -----------     ------------    ------------    ---------------    ---------------

                    $ 8,019          $ 878           $ 23,132       $ 6,835           $ 31,691           $ 27,739
                  =============    ===========     ============    ============    ===============    ===============

                                                                   FUNDTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


         b.       Major customers data; percentage of total revenues:

                                                                           YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------------------
                                                                1997                 1998                1999
                                                           ---------------     ----------------     ---------------
                  Customer A                                    31%                  1%                   6%
                                                           ===============     ================     ===============

                  Customer B                                    12%                  4%                   5%
                                                           ===============     ================     ===============

         c.       Financial income:

                                                                            YEAR ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                 1997                 1998                1999
                                                            ---------------     ----------------     ---------------
                       Financial expenses:
                         Interest and other                       $   28              $   24             $     64
                                                            ---------------     ----------------     ---------------

                       Financial income:
                         Foreign currency translation
                           differences, net                           57                   9                   39
                         Interest and other                          161                 586                3,781
                                                            ---------------     ----------------     ---------------

                                                                     218                 595                3,820
                                                            ---------------     ----------------     ---------------

                                                                 $   190             $   571              $ 3,756
                                                            ===============     ================     ===============




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                                      F-29